Exhibit 99.1

BioSig Latest Installation Broadens Clinical Footprint for its Signal Processing Technology for Electrophysiology

Texas installation builds as company adds team members to support installations around major metropolitan areas

Westport, CT, July 13, 2021 -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that it has signed a new agreement with Medical City North Hills in North Richland Hills, Texas, for the clinical evaluation of its PURE EP™ technology for arrhythmia care.

Medical City North Hill is one of the area’s leading providers of cardiac care that includes ablations for atrial fibrillation, atrial flutter and supraventricular tachycardia, and other types of electrophysiology studies. As part of the evaluation agreement, Medical City North Hills clinical representatives will provide on-site training and assist with data collection and interpretation and workflow customization for every physician and electrophysiology lab staff members to ensure optimal user experience.

Texas is one of the three strategic areas that BioSig is focused on in the targeted commercial launch phase, alongside the Northeast and Florida. BioSig’s PURE EP™ technology is currently installed at several clinical sites in Texas, including Houston Methodist Hospital, the highest-ranked facility for adult cardiology and heart surgery in Texas, according to the U.S. News & World Report1. Medical City Healthcare is one of the region’s largest, most comprehensive health care providers and includes 16 hospitals in the Dallas-Fort-Worth area.

“We are pleased to start conducting patient cases at another outstanding hospital in Texas,” commented Kenneth L. Londoner, Chairman, and CEO of BioSig Technologies, Inc. “With over 400 electrophysiology labs, the state of Texas is home to some of the greatest cardiac care facilities in our country. We look forward to collaborating with the physician team at Medical City North Hills as we continue to advance and expand upon our clinical and commercial strategy.”

1 Best hospitals for Cardiology & Heart Surgery in Texas: https://health.usnews.com/best-hospitals/rankings/cardiology-and-heart-surgery/texas

The PURE EP™ is an FDA 510(k) cleared, non-invasive class II device that aims to drive procedural efficiency and efficacy in electrophysiology. More than 50 physicians have completed over 1000 patient cases with the PURE EP™ System across twelve clinical sites.

The Company commenced a targeted commercial launch in 2020 and completed commercial sales to St. David’s HealthCare of Austin, Texas, an HCA Healthcare-owned hospital, and Mayo Foundation for Medical Education and Research that acquired multiple PURE EP™ units for clinical use across their Minnesota, Florida and Arizona campuses.

One in 18 Americans suffers from cardiac arrhythmia. Atrial fibrillation is the most common arrhythmia type, affecting over 33 million people worldwide, including over 6 million in the U.S. The number of people suffering from atrial fibrillation is expected to reach 8-12 million by 20502. According to the Centers for Disease Control and Prevention (CDC), atrial fibrillation causes more than 750,000 hospitalizations in the U.S. each year, resulting in approximately $6 billion in healthcare spending annually3.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, the PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

2 Top 10 Things You should Know About Heart Rhythm; Scripps Health.

3 Managing Atrial Fibrillation; Lisa Eramom MA, Medical Economics Journal, February 25, 2019, Volume 96, Issue 4

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x119